Exhibit 22.1

PRESS RELEASE


FOR IMMEDIATE RELEASE               MEDIA CONTACT:   St. James Investment Group.
                                                    (561) 820-2444

                     BIDVILLE RECEIVES $2.2 MILLION DOLLARS
                                IN EQUITY FUNDING

Clearwater, Florida/ January 8, 2004/Bidville, Inc. (OTC Bulletin Board: BVLE) announced today that it has completed a private placement raising $2,200,000 through sales of its restricted common stock. The funds have been received by the Company and are to be used for working capital.

"This financing will assist the company in the execution of its business plan and its continuing efforts to gain substantial market share in the online auction industry, making Bidville a viable alternative to eBay," stated Gerald
C. Parker, chairman of Bidville, Inc.

Additional information regarding the financing can be found at the Company's web site at www.bidville.com and with the Company's filing with the Securities and
Exchange        Commission,        which       can       be       found       at
http://www.sec.gov/edgar/searchedgar/companysearch.html Effective January 7, 2004, the Company's trading symbol changed from AREP to BVLE.

About Bidville

Bidville was founded in 1999 as an on-line auction alternative to eBay. The company provides unique user features, such as Watch List, Image Gallery, and fixed price listing options. Bidville is headquartered in Clearwater, Florida U.S.A. and can be reached at www.bidville.com This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control and that actual result may differ materially from those projected in the forward-looking statements as a result of various factors.
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